Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into by and between Glenn Prillaman (“Executive”) and Stanley Furniture Company, Inc., a Delaware corporation (the “Company”).

WHEREAS, in contemplation of the expected sale of substantially all of the Company’s assets to Churchill Downs LLC, a Delaware limited liability company (“Buyer”), pursuant to the Asset Purchase Agreement dated November 20, 2017 between the Company and Buyer (the “Purchase Agreement”), Executive and the Company have mutually agreed that it is in their best interests to enter into this Agreement to effect an amicable separation from employment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties agree as follows:

1.      Resignation. Executive hereby resigns from his employment with the Company and as the President and Chief Executive Officer of the Company, effective as of December 7, 2017 (the “Separation Date”). Executive also hereby resigns, effective as of the Separation Date, from any other officer, director, or manager positions that Executive holds with the Company or its affiliates.

2.     Separation Benefits. In exchange for Executive timely executing, not revoking, and complying with this Agreement, the Company will provide Executive the following compensation and benefits, subject to the conditions in this Agreement:

(a)     Severance Payment. The Company will pay Executive a lump sum severance payment of $255,000 within 2 business days following the Separation Date.

(b)    Vesting of Restricted Stock. The 491,607 shares of unvested Restricted Stock of the Company held by Executive, and that have not previously lapsed, as of the Separation Date shall automatically vest on the Separation Date. Executive in his discretion may require the Company to effect a “net settlement” by repurchasing shares of Restricted Stock for settlement of tax withholding obligations in an amount up to the maximum allowable rate.

(c)     Change in Control Payment. The Company will pay Executive a lump sum payment of $510,000 (the “Lump Sum Payment”) upon or within 2 business days following the closing of the transaction contemplated by the Purchase Agreement (the “Closing”), or, if the Purchase Agreement is terminated before the Closing, then upon or within 2 business days following such termination, provided, however, that in any event, the Lump Sum Payment will be paid no later than six (6) months following the Separation Date.

3.       General Release.

(a)     Except as set forth in Section 4 below, Executive, for Executive and Executive’s heirs, executors, legal representatives, administrators, and assigns, hereby fully releases, waives, and discharges, to the fullest extent permitted by applicable law, each of the Released Parties (as defined below) of and from any and all claims, actions, contracts, agreements, damages, penalties, fines, interest, injunctive relief, attorneys’ fees, costs, and demands based on any facts, acts, omissions, events, or agreements existing or occurring prior to the date that Executive signs this Agreement. Without limiting the generality of the foregoing, this release and waiver includes all claims arising from or related to Executive’s employment with or separation from the Company and its affiliates, any compensation or benefits from the Company or its affiliates, any alleged harassment or discrimination, any claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family & Medical Leave Act, the Executive Retirement Income Security Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., any North Carolina statute, and any other federal, state or local statute, regulation or common law theory. Executive also affirms that Executive has no known work related injuries or occupational diseases related to Executive’s employment with the Company or its affiliates.

(b)    The “Released Parties” means the Company and each of its affiliates and subsidiaries, as well as all of such entities’ respective present and former officers, directors, managers, shareholders, members, owners, executives, agents, benefit plans, insurers, attorneys, predecessors, successors and assigns. Each of the Released Parties is an intended third party beneficiary of this Agreement.

(c)     This Agreement covers both claims that Executive knows about or suspects as well as those Executive does not know about or does not suspect. Executive understands the significance of Executive’s release of unknown and unsuspected claims, and Executive expressly waives all rights afforded by any statute or common law doctrine which limits the effect of a release with respect to unknown and unsuspected claims. Executive represents that Executive has not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement.

(d)     For the avoidance of doubt, Executive acknowledges and agrees that Executive does not have, and will not have, any rights to payment or benefits under Executive’s Change in Control Protection Agreement with the Company dated December 11, 2009 and amended and restated December 11, 2015 (the “CIC Agreement”). The CIC Agreement is hereby terminated.

4.      Accrued Rights. Notwithstanding the terms above, this Agreement shall not release or waive Executive’s rights under this Agreement or with respect to: (a) any unpaid base salary for the period of time since the Company’s last payroll date through Executive’s Separation Date; (b) any accrued but unused Paid Time Off; (c) any unreimbursed and reasonable business expenses submitted by Executive within five (5) business days after the Separation Date, in accordance with Company policy; (c) any vested 401(k) retirement plan balance; (d) any general right to elect certain benefit coverage continuation at Executive’s expense under COBRA; (e) any rights to indemnification pursuant to the Company’s By-Laws or organizational documents, as they may be amended from time to time, or the Indemnification Agreement dated as of December 12, 2014 between Executive and the Company; or (f) any rights to coverage under the directors’ and officers’ liability insurance policies maintained by the Company from time to time.

5.      Knowing and Voluntary Waiver. The Company advises Executive to consult a lawyer concerning the terms of this Agreement. By signing below, Executive acknowledges that Executive has carefully read this Agreement, that Executive knows and understands the contents of this Agreement, and that Executive voluntarily executes this Agreement of Executive’s own free will.

6.       Restrictive Covenants.

(a)     Executive acknowledges that he remains bound by, and Executive shall comply with, the post-employment obligations set forth in the following sections of his Employment Agreement with the Company dated July 22, 2016 and amended effective November 30, 2016 (the “Employment Agreement”): Section 7 (Non-Interference Restriction), Section 8 (Non-Solicitation of Employees) (as specifically amended below), Section 9 (Confidential Information) and Section 10 (Return of Property) (collectively, the “Post-Employment Obligations”). The Post-Employment Obligations are incorporated herein by reference. The parties agree that Section 8 (Non-Solicitation of Employees) of the Employment Agreement is amended by deleting the language in that Section in its entirety and replacing it with the following:

Except with the prior consent in writing of the Board, the Employee shall not during the Restricted Period directly or indirectly, on his own behalf or on behalf of any other person, solicit the employment of, offer employment to, entice away, or in any other manner persuade or attempt to persuade to leave, any person who is then or was at any time during the preceding six months employed by the Company.

For the avoidance of doubt, the parties agree that Section 6 (Non-Competition Restriction) of the Employment Agreement is not incorporated into this Agreement and shall be of no further force and effect.

(b)     In the event the Closing occurs, or the Purchase Agreement is terminated prior to the Closing and another buyer (the “Alternative Buyer”) acquires in 2018 all or substantially all of the Company’s assets, business or equity, then thereafter: (i) Buyer or Alternative Buyer, as applicable, shall be able to enforce the Post-Employment Obligations against Executive; and (ii) to the extent necessary to provide the business operated by Buyer or Alternative Buyer, as applicable, with the assets, business or equity purchased from the Company the protections included in the Post-Employment Obligations, the “Company” as used in the Post-Employment Obligations shall include Buyer or Alternative Buyer, as applicable.

(c)     Executive agrees not to make any disparaging comments about Buyer (or, if applicable, Alternative Buyer) or its business, products, directors or employees, whether in writing, verbally, or on any online forum

7.     Government Agencies. Notwithstanding any other provision in this Agreement, this Agreement does not prohibit Executive from filing a charge with, communicating with, or testifying before a federal or state government agency or official, for the purpose of reporting or investigating a suspected violation of law. However, Executive waives the right to any damages or other relief (other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, if applicable) with respect to any claim released pursuant to this Agreement in any government, administrative or other action. Also, for the avoidance of doubt, Executive is not permitted to reveal to any third-party any Company information that is protected from disclosure by the attorney-client privilege or attorney work product doctrine.

8.     Section 280G. Notwithstanding any provision of this Agreement to the contrary, if in connection with a Change in Control (as defined in the CIC Agreement), Executive becomes entitled to any payment and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in the Change in Control (collectively, the “Total Payments”), and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and/or any corresponding and applicable state law provision, the payments and/or benefits provided to Executive under this Agreement will be reduced to the extent necessary so that no portion of the Total Payments will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”); but only if (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced payments and benefits) is greater than or equal to (b) the net amount of such payments and benefits without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such payments and benefits and the amount of Excise Tax to which Executive would be subject in respect of such unreduced payments and benefits).

9.     Section 409A. The parties acknowledge that Executive is a “specified employee” as defined in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if any delay in any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will delay the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months and one day following Executive's separation from service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were delayed.

10.     Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine is required to be withheld pursuant to any applicable law or regulation.

11.     Governing Law and Exclusive Venue. This Agreement shall be governed by the laws of the State of North Carolina, without regard to the choice of law principles of any jurisdiction. Each party agrees that any litigation under this Agreement shall occur exclusively in a state or federal court in Guilford County, North Carolina and in no other venue. As such, each party irrevocably consents to the jurisdiction of and venue in the courts in Guilford County, North Carolina for all disputes with respect to this Agreement. Executive agrees to service of process in any such dispute via FedEx to Executive’s last home address in the Company’s records, without limiting other service methods allowed by applicable law. The parties agree that the terms in this Section are material to this Agreement, and that they will not challenge the enforceability of this Section in any forum.

12.     Miscellaneous. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon a party unless reduced to writing and signed by that party. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement. This Agreement (including the recitals and the Employment Agreement provisions incorporated herein by reference) constitutes the entire agreement between the parties pertaining to the subject matter contained herein.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

THE COMPANY:

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Steven A. Hale II	Date: 12/7/2017
Steven A. Hale II, Chair,
Compensation and Benefits Committee

EXECUTIVE:

/s/ Glenn Prillaman		Date: 12/7/2017
Glenn Prillaman

5